Exhibit 23.5

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Laredo Petroleum, Inc. of our estimates of reserves contained in our reports entitled “Sabalo Energy, LLC Interests Midland Basin Oil & Gas Assets Estimate of Reserves and Revenues SEC Pricing Case “As of” January 1, 2021,” dated May 5, 2021, and “Shad Permian, LLC Interests Midland Basin Oil & Gas Assets Estimate of Reserves and Revenues SEC Pricing Case “As of” January 1, 2021,” dated May 5, 2021. We further consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Yours truly,

W.D. VON GONTEN & CO.

By:	/s/ William D. Von Gonten, Jr.
William D. Von Gonten, Jr.
March 21, 2022